As filed with the Securities and Exchange Commission on June 26, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMPHASTAR PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0702205
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11570 6th Street
Rancho Cucamonga, California 91730

(Address of principal executive offices) (Zip Code)

Amphastar Pharmaceuticals, Inc. Stock Option/Stock Issuance Plan For the Years 1999-2001

Amphastar Pharmaceuticals, Inc. Amended 2002 Stock Option/Stock Issuance Plan

Amphastar Pharmaceuticals, Inc. Amended and Restated 2005 Equity Incentive Award Plan

Amphastar Pharmaceuticals, Inc. 2014 Employee Stock Purchase Plan

(Full title of the Plans)

Jason B. Shandell

President

Amphastar Pharmaceuticals, Inc.

11570 6th Street

Rancho Cucamonga, California 91730

(909) 980-9484

(Name, address and telephone number, including area code, of agent for service)

Copy to:

David B. Allen

Michael A. Hedge

K&L Gates LLP

1 Park Plaza, Twelfth Floor

Irvine, CA 92618

(949) 253-0900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common stock, $0.0001 par value per share
—Pre-2002 Plan	30,000 shares	(2)	$2.56	(3)	$76,800.00		$9.89
—2002 Plan	1,904,700 shares	(4)	$25.27	(5)	$48,131,769.00		$6,199.37
—2005 Plan	12,326,719 shares	(6)	$13.53	(7)	$154,116,291.37	(8)	$19,850.18
—2014 Plan	2,000,000 shares	(9)	$7.00	(10)	$14,000,000.00		$1,803.20

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may become issuable under the Amphastar Pharmaceuticals, Inc. Stock Option/Stock Issuance Plan for the Years 1999-2001 (as amended, the “Pre-2002 Plan”), the Amphastar Pharmaceuticals, Inc. Amended 2002 Stock Option/Stock Issuance Plan (as amended, the “2002 Plan”), the Amphastar Pharmaceuticals, Inc. Amended and Restated 2005 Equity Incentive Award Plan (as amended, the “2005 Plan”), and the Amphastar Pharmaceuticals, Inc. 2014 Employee Stock Purchase Plan (the “2014 Plan”), by reason of any stock split, stock dividend, recapitalization or other similar transaction.

(2)

Represents 30,000 shares of common stock reserved for issuance pursuant to stock option awards outstanding under the Pre-2002 Plan as of the date of this Registration Statement. No awards are available for future grant under the Pre-2002 Plan, but outstanding stock option awards granted under this plan continue to be governed by its terms. To the extent outstanding awards under the Pre-2002 Plan are repurchased, forfeited, expired or cancelled, the shares of common stock subject to such awards will instead be available for future issuance under the 2005 Plan. See footnote 6 below.

(3)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $2.56 per share, the weighted-average exercise price of stock option awards outstanding under the Pre-2002 Plan as of the date of this Registration Statement.

(4)

Represents shares of common stock reserved for issuance pursuant to stock option awards outstanding under the 2002 Plan as of the date of this Registration Statement. No awards are available for future grant under the 2002 Plan, but outstanding stock option awards granted under this plan continue to be governed by its terms. To the extent outstanding awards under the 2002 Plan are repurchased, forfeited, expired or cancelled, the shares of common stock subject to such awards will instead be available for future issuance under the 2005 Plan. See footnote 6 below.

(5)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $25.27 per share, the weighted-average exercise price of stock option awards outstanding under the 2002 Plan as of the date of this Registration Statement.

(6)

Represents shares of common stock reserved for issuance pursuant to the 2005 Plan, which consists of (i) 10,387,329 shares of common stock subject to outstanding stock option awards, (ii)  513,363 shares of common stock subject to outstanding deferred stock unit awards and (iii) 1,426,027 shares of common stock available for future issuance, in each case as of the date of this Registration Statement. To the extent outstanding awards under the Pre-2002 Plan or the 2002 Plan are repurchased, forfeited, expired or cancelled, the shares of common stock subject to such awards will instead be available for future issuance under the 2005 Plan. See footnotes 2 and 4 above.

(7)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the 10,387,329 shares of common stock subject to outstanding stock option awards being valued at the weighted-average exercise price of $13.53 per share and both the 513,363 shares of common stock subject to outstanding deferred stock unit awards (which do not have an exercise price) and the 1,426,027 shares of common stock available for future issuance being valued at $7.00 per share, which is the initial public offering price per share of the Registrant’s common stock set forth on the cover page of the Registrant’s prospectus dated June 24, 2014 relating to its initial public offering.

(8)

For purposes of calculating the proposed maximum aggregate offering price, the 10,387,329 shares of common stock subject to outstanding stock option awards were valued at the weighted-average exercise price of $13.53 per share and both the 513,363 shares of common stock subject to outstanding deferred stock unit awards and the 1,426,027 shares of common stock available for future issuance were valued at $7.00 per share, which is the initial public offering price per share.

(9)	Represents shares of common stock available for future issuance under the 2014 Plan as of the date of this Registration Statement.
(10)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $7.00 per share, which is the initial public offering price per share .

PART I

Information Required in the Section 10(a) Prospectus

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”) and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

Information Required in the Registration Statement

Item 3.           Incorporation of Documents by Reference.

The following documents, which have been filed with the SEC by Amphastar Pharmaceuticals, Inc. (the “Registrant”), pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a) the Registrant’s prospectus filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act on June 25, 2014, in connection with the registration statement on Form S-1, as amended (File No. 333-196097), in which there is set forth the audited financial statements for the Registrant’s fiscal year ended December 31, 2013; and

(b) the description of the Registrant’s common stock contained in the prospectus included in the Registrant’s registration statement on Form S-1, as amended (File No. 333-196097), which description is incorporated by reference into the Form 8-A filed with the SEC on June 18, 2014, pursuant to the Exchange Act, and any amendment or report filed for the purpose of further updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as to specific section of such statements as set forth therein.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.           Description of Securities.

Not applicable.

Item 5.           Interests of Named Experts and Counsel.

Not applicable.

Item 6.           Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for breaches of the director’s duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law, authorizations of the payments of a dividend or approval of a stock repurchase or redemption in violation of Delaware corporate law or for any transactions from which the director derived an improper personal benefit. The Registrant’s amended and restated certificate of incorporation provides that no director will be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duties as a director, subject to the same exceptions as described above. The Registrant has entered into or intends to enter into separate indemnification agreements with each of its directors which may, in some cases, be broader than the specific indemnification provisions contained under Delaware law.  These indemnification agreements generally require the Registrant, among other things, to indemnify its directors against liabilities that may arise by reason of their status or service as directors. These indemnification agreements also generally require the Registrant to advance any expenses incurred by the directors as a result of any proceeding against them as to which they could be indemnified. The Registrant also has purchased and expects to maintain standard insurance policies that provide coverage (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to it with respect to indemnification payments it may make to such officers and directors.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with a threatened, pending, or completed action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with defense or settlement of such action or suit and no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. In addition, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding described above (or claim, issue, or matter therein), such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be advanced by the corporation upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification by the corporation under Section 145 of the General Corporation Law of the State of Delaware.

The Registrant’s amended and restated certificate of incorporation provide that it will, to the fullest extent permitted by law, indemnify any person made or threatened to be made a party to an action or proceeding by reason of the fact that he or she (or his or her testators or intestate) is or was a director or officer of the Registrant or serves or served at any other corporation, partnership, joint venture, trust or other enterprise in a similar capacity or as an employee or agent at the Registrant’s request, including service with respect to employee benefit plans maintained or sponsored by the Registrant, against expenses (including attorneys’), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend, or defense of such action, suit, proceeding, or claim. However, the Registrant is not required to indemnify or advance expenses in connection with any action, suit, proceeding, claim, or counterclaim initiated by it or on behalf of it. The Registrant’s amended and restated bylaws provide that it will indemnify and hold harmless each person who was or is a party or threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant, or is or was serving at the Registrant’s request in a similar capacity of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (whether the basis of such action, suit, or proceeding is an action in an official capacity as a director or officer or in any other capacity while serving as a director of officer) to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding, and this indemnification continues after such person has ceased to be an officer or director and inures to the benefit of such person’s heirs, executors and administrators. The indemnification rights also include the right generally to be advanced expenses, subject to any undertaking required under Delaware General Corporation Law, and the right generally to recover expenses to enforce an indemnification claim or to defend specified suits with respect to advances of indemnification expenses.

The indemnification rights set forth above are not exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Item 7.           Exemption from Registration Claimed.

Not applicable.

Item 8.           Exhibits

Exhibits
4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-196097) filed on May 20, 2014).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-196097) filed on May 20, 2014).

4.3	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-196097) filed on June 5, 2014).

4.4	2002 Stock Option/Stock Issuance Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-196097) filed on May 20, 2014).

4.5	Amended and Restated 2005 Equity Incentive Award Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-196097) filed on May 20, 2014).

4.6	2014 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.17 to the Registrant’s Registration Statement on Form S-1 (File No. 333-196097) filed on May 20, 2014).

5.1+	Opinion of K&L Gates LLP.

23.1+	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2+	Consent of K&L Gates LLP (included in Exhibit 5.1).

24.1+	Power of Attorney (contained on signature page hereto).

Item 9.          Undertakings.

(a)     The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii), above, do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rancho Cucamonga, State of California on this 26th day of June, 2014.

AMPHASTAR PHARMACEUTICALS, INC.

By:	/s/ Jason B. Shandell
Jason B. Shandell President

POWER OF ATTORNEY

We, the undersigned directors and officers of Amphastar Pharmaceuticals, Inc., hereby severally constitute and appoint Jack Yongfeng Zhang, Mary Z. Luo and Jason B. Shandell, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution for him or her and in his or her name, place, and stead, in any and all capacities, to sign this Registration Statement of Amphastar Pharmaceuticals, Inc., and any or all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jack Yongfeng Zhang	Chief Executive Officer and Director (Principal Executive Officer)	June 26, 2014
Jack Yongfeng Zhang

/s/ Mary Z. Luo	Chairman, Chief Operating Officer and Director	June 26, 2014
Mary Z. Luo

/s/ Jason B. Shandell	President and Director	June 26, 2014
Jason B. Shandell

/s/ William J. Peters	Chief Financial Officer (Principal Financial and Accounting Officer)	June 26, 2014
William J. Peters

/s/ Floyd Petersen	Director	June 26, 2014
Floyd Petersen

/s/ Richard Koo	Director	June 26, 2014
Richard Koo

/s/ Richard Prins	Director	June 26, 2014
Richard Prins

/s/ Michael A. Zasloff	Director	June 26, 2014
Michael A. Zasloff

/s/ Howard Lee	Director	June 26, 2014
Howard Lee

/s/ Stephen Shohet	Director	June 26, 2014
Stephen Shohet

EXHIBIT INDEX

Exhibits
4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-196097) filed on May 20, 2014).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-196097) filed on May 20, 2014).

4.3	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-196097) filed on June 5, 2014).

4.4	2002 Stock Option/Stock Issuance Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-196097) filed on May 20, 2014).

4.5	Amended and Restated 2005 Equity Incentive Award Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-196097) filed on May 20, 2014).

4.6	2014 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.17 to the Registrant’s Registration Statement on Form S-1 (File No. 333-196097) filed on May 20, 2014).

5.1+	Opinion of K&L Gates LLP.

23.1+	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2+	Consent of K&L Gates LLP (included in Exhibit 5.1).

24.1+	Power of Attorney (contained on signature page hereto).